                                                                   EXHIBIT 17(e)

                                        [LOGO] Merrill Lynch Investment Managers

                                  Prospectus

                  Merrill Lynch Maryland Municipal Bond Fund
              of Merrill Lynch Multi-State Municipal Series Trust

                                                               November 14, 2001

This Prospectus contains information you should know before investing, including information about risks. Please read it before you invest and keep it for future reference.

The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

                               Table of Contents


                                                                           PAGE
[ICON]  KEY FACTS
        ---------
        -----------------------------------------------------------------------
        Merrill Lynch Maryland Municipal Bond Fund at a Glance                3
        ------------------------------------------------------
        Risk/Return Bar Chart                                                 5
        ----------------------
        Fees and Expenses                                                     6
        -----------------

[ICON]  DETAILS ABOUT THE FUND
        ----------------------
        -----------------------------------------------------------------------
        How the Fund Invests                                                  8
        --------------------
        Investment Risks                                                      9
        ----------------

[ICON]  YOUR ACCOUNT
        ------------
        Merrill Lynch Select Pricing(SM) System                              14
        --------------------------------------
        How to Buy, Sell, Transfer and Exchange Shares                       20
        -----------------------------------------------
        Participation in Fee-Based Programs                                  24
        -----------------------------------

[ICON]  MANAGEMENT OF THE FUND
        ----------------------
        -----------------------------------------------------------------------
        Fund Asset Management                                                27
        ---------------------
        Financial Highlights                                                 28
        --------------------

[ICON]  FOR MORE INFORMATION
        --------------------
        -----------------------------------------------------------------------
        Shareholder Reports                                           Back Cover
        --------------------
        Statement of Additional Information                           Back Cover
        -----------------------------------

                  MERRILL LYNCH MARYLAND MUNICIPAL BOND FUND

Key Facts [ICON]


In an effort to help you better understand the many concepts involved in making an investment decision, we have defined highlighted terms in this prospectus in the sidebar.

Investment Grade -- any of the four highest debt obligation ratings by recognized rating agencies, including Moody's Investors Service, Inc., Standard & Poor's or Fitch, Inc.

Maryland Municipal Bond -- a debt obligation issued by or on behalf of a governmental entity in Maryland or other qualifying issuer that pays interest exempt from Maryland income taxes as well as from Federal income tax.

MERRILL LYNCH MARYLAND MUNICIPAL BOND FUND AT A GLANCE
------------------------------------------------------

What is the Fund's investment objective?

The investment objective of the Fund is to provide shareholders with income exempt from Federal and Maryland income taxes.

What are the Fund's main investment strategies?

The Fund invests primarily in a portfolio of long term investment grade Maryland municipal bonds. These may be obligations of a variety of issuers including governmental entities in Maryland and issuers located in Puerto Rico, the U.S. Virgin Islands and Guam. The Fund will invest at least 80% of its net assets in Maryland municipal bonds. The Fund may invest up to 20% of its assets in high yield bonds (also known as "junk" bonds); however, the Fund will not invest in bonds that are in default or that Fund management believes will be in default. The Fund also may invest in certain types of derivative securities. When choosing investments, Fund management considers various factors, including the credit quality of issuers, yield analysis, maturity analysis and the call features of the obligations. Under normal conditions, the Fund's weighted average maturity will be more than ten years. The Fund cannot guarantee that it will achieve its objective.

What are the main risks of investing in the Fund?

As with any fund, the value of the Fund's investments -- and therefore the value of Fund shares -- may fluctuate. These changes may occur in response to interest rate changes or other developments that may affect the municipal bond market generally or a particular issuer or obligation. Generally, when interest rates go up, the value of debt instruments like municipal bonds goes down. Also, Fund management may select securities that underperform the bond market or other funds with similar investment objectives and investment strategies. If the value of the Fund's investments goes down, you may lose money. Prices of longer term securities generally change more in response to interest rate changes than prices of shorter term securities.

The Fund is a non-diversified fund, which means that it may invest more of its assets in obligations of a single issuer than if it were a diversified fund. For this reason, developments affecting an individual issuer may have a greater impact on the Fund's performance. In addition, since the Fund invests at least 80% of its net assets in Maryland municipal bonds, it is more exposed to negative political or economic factors in Maryland than a fund that invests more widely. Derivatives and high yield bonds may be volatile and subject to liquidity, leverage and credit risks.

                  MERRILL LYNCH MARYLAND MUNICIPAL BOND FUND                   3

[ICON] Key Facts

Who should invest?

The Fund may be an appropriate investment for you if you:

     . Are looking for income that is exempt from Federal and Maryland income taxes

     . Want a professionally managed portfolio without the administrative burdens of direct investments in municipal bonds

     .   Are looking for liquidity

     . Can tolerate the risk of loss caused by negative political or economic developments in Maryland, changes in interest rates or adverse changes in the price of bonds in general

4                 MERRILL LYNCH MARYLAND MUNICIPAL BOND FUND

RISK/RETURN BAR CHART
--------------------------------------------------------------------------------

The bar chart and table shown below provide an indication of the risks of investing in the Fund. The bar chart shows changes in the Fund's performance for Class B shares for each complete calendar year since the Fund's inception. Sales charges are not reflected in the bar chart. If these amounts were reflected, returns would be less than those shown. The table compares the average annual total returns for each class of the Fund's shares for the periods shown with those of the Lehman Brothers Municipal Bond Index. How the Fund performed in the past is not necessarily an indication of how the Fund will perform in the future.

                                    [IMAGE]

During the period shown in the bar chart, the highest return for a quarter was 7.17% (quarter ended March 31, 1995) and the lowest return for a quarter was-8.53% (quarter ended March 31, 1994). The Fund's year-to-date return as of September 30, 2001 was 4.82%.

Average Annual Total Returns                    Past       Past        Since
(as of December 31, 2000)                       One Year   Five Years  Inception
--------------------------------------------------------------------------------
Merrill Lynch Maryland Municipal Bond     A
Fund*                                             6.73%       4.44%     4.08%++
Lehman Brothers Municipal Bond Index**           11.68%       5.84%     5.79%+
--------------------------------------------------------------------------------
Merrill Lynch Maryland Municipal Bond     B
Fund*                                             6.73%       4.76%     4.16%++
Lehman Brothers Municipal Bond Index**           11.68%       5.84%     5.79%+
--------------------------------------------------------------------------------
Merrill Lynch Maryland Municipal Bond     C
Fund*                                             9.50%       4.65%     6.11%##
Lehman Brothers Municipal Bond Index**           11.68%       5.84%     7.54%#
--------------------------------------------------------------------------------
Merrill Lynch Maryland Municipal Bond     D
Fund*                                             6.62%       4.33%     5.94%##
Lehman Brothers Municipal Bond Index**           11.68%       5.84%     7.54%#
--------------------------------------------------------------------------------

  * Includes all applicable fees and sales charges

 ** This unmanaged Index consists of long term revenue bonds, prerefunded bonds, general obligation bonds and insured bonds. Past performance is not predictive of future performance.

  + Inception date is October 29, 1993.

 ++ Since October 29, 1993.

  # Inception date is October 21, 1994.

 ## Since October 31, 1994.

                  MERRILL LYNCH MARYLAND MUNICIPAL BOND FUND                   5

[ICON] Key Facts

UNDERSTANDING EXPENSES

Fund investors pay various fees and expenses, either directly or indirectly. Listed below are some of the main types of expenses, which the Fund may charge:

Expenses paid directly by the shareholder:

Shareholder Fees -- these include sales charges which you may pay when you buy or sell shares of the Fund.

Expenses paid indirectly by the shareholder:

Annual Fund Operating Expenses -- expenses that cover the costs of operating the Fund.

Management Fee -- a fee paid to the Manager for managing the Fund.

Distribution Fees -- fees used to support the Fund's marketing and distribution efforts, such as compensating financial advisors, advertising and promotion.

Service (Account Maintenance) Fees -- fees used to compensate securities dealers and other financial intermediaries for account maintenance activities.

FEES AND EXPENSES
--------------------------------------------------------------------------------

The Fund offers four different classes of shares. Although your money will be invested the same way no matter which class of shares you buy, there are differences among the fees and expenses associated with each class. Not everyone is eligible to buy every class. After determining which classes you are eligible to buy, decide which class best suits your needs. Your Merrill Lynch Financial Advisor can help you with this decision.

This table shows the different fees and expenses that you may pay if you buy and hold the different classes of shares of the Fund. Future expenses may be greater or less than those indicated below.

Shareholder Fees (fees paid directly from                  Class B
your investment)(a):                           Class A       (b)       Class C     Class D
--------------------------------------------------------------------------------------------
 Maximum Sales Charge (Load) imposed on
 purchases (as a percentage of offering price)  4.00%(c)      None       None       4.00%(c)
--------------------------------------------------------------------------------------------
 Maximum Deferred Sales Charge (Load) (as
 a percentage of original purchase price or
 redemption proceeds, whichever is lower)        None(d)      4.0%(c)    1.0%(c)     None(d)
--------------------------------------------------------------------------------------------
 Maximum Sales Charge (Load) imposed on
 Dividend Reinvestments                          None         None       None        None
--------------------------------------------------------------------------------------------
 Redemption Fee                                  None         None       None        None
--------------------------------------------------------------------------------------------
 Exchange Fee                                    None         None       None        None
--------------------------------------------------------------------------------------------
Annual Fund Operating Expenses (expenses

that are deducted from Fund assets):
--------------------------------------------------------------------------------------------
 Management Fee(e)                               0.55%        0.55%      0.55%       0.55%
--------------------------------------------------------------------------------------------
 Distribution and/or Service (12b-1) Fees(f)     None         0.50%      0.60%       0.10%
--------------------------------------------------------------------------------------------
 Other Expenses (including transfer
 agency fees)(g)                                 0.81%        0.82%      0.82%       0.82%
--------------------------------------------------------------------------------------------
Total Annual Fund Operating Expenses(e)          1.36%        1.87%      1.97%       1.47%
--------------------------------------------------------------------------------------------

(a) In addition, Merrill Lynch may charge clients a processing fee (currently $5.35) when a client buys or redeems shares. See "Your Account -- How to Buy, Sell, Transfer and Exchange Shares."

(b) Class B shares automatically convert to Class D shares approximately ten years after you buy them and will no longer be subject to distribution fees and will pay lower account maintenance fees.

(c)  Some investors may qualify for reductions in the sales charge (load).

(d) You may pay a deferred sales charge if you purchase $1 million or more and you redeem within one year.

(e) The Fund pays the Manager a fee at the annual rate of 0.55% of the average daily net assets of the Fund for the first $500 million; 0.525% of the average daily net assets from $500 million to $1 billion; and 0.50% of the average daily net assets above $1 billion. For the fiscal year ended July 31, 2001, the Manager received a fee equal to 0.55% of the Fund's average daily net assets, but the Manager voluntarily waived $74,992 of the management fee due. Total Annual Fund Operating Expenses in the fee table have been restated to assume the absence of the waiver because it may be discontinued or reduced by the Manager at any time without notice. For the fiscal year ended July 31, 2001, the Manager waived a portion of the management fee totaling 0.30% for Class A shares, 0.30% for Class B shares, 0.30% for Class C shares and 0.30% for Class D shares, after which the Fund's total expense ratio was 1.06% for Class A shares, 1.57% for Class B shares, 1.67% for Class C shares and 1.17% for Class D shares.

(f) The Fund calls the "Service Fee" an "Account Maintenance Fee." Account Maintenance Fee is the term used elsewhere in this Prospectus and in all other Fund materials. If you hold Class B or Class C shares over time, it may cost you more in distribution (12b-1) fees than the maximum sales charge that you would have paid if you had bought one of the other classes.

                                              (footnotes continued on next page)

6                 MERRILL LYNCH MARYLAND MUNICIPAL BOND FUND

                                        (footnotes continued from previous page)

(g) Financial Data Services, Inc., an affiliate of the Manager, provides transfer agency services to the Fund. The Fund pays a fee for these services. The Manager or its affiliates also provide certain accounting services to the Fund and the Fund reimburses the Manager or its affiliates for such services.

Examples:

These examples are intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds.

These examples assume that you invest $10,000 in the Fund for the time periods indicated, that your investment has a 5% return each year, that you pay the sales charges, if any, that apply to the particular class and that the Fund's operating expenses remain the same. This assumption is not meant to indicate you will receive a 5% annual rate of return. Your annual return may be more or less than the 5% used in this example. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

EXPENSES IF YOU DID REDEEM YOUR SHARES:

                       1 Year       3 Years      5 Years      10 Years
------------------------------------------------------------------------
Class A                $533         $814         $1,115       $1,970
------------------------------------------------------------------------
Class B                $590         $788         $1,011       $2,190
------------------------------------------------------------------------
Class C                $300         $618         $1,062       $2,296
------------------------------------------------------------------------
Class D                $544         $846         $1,171       $2,087
------------------------------------------------------------------------

EXPENSES IF YOU DID NOT REDEEM YOUR SHARES:

                       1 Year       3 Years      5 Years      10 Years
------------------------------------------------------------------------
Class A                $533         $814         $1,115       $1,970
------------------------------------------------------------------------
Class B                $190         $588         $1,011       $2,190
------------------------------------------------------------------------
Class C                $200         $618         $1,062       $2,296
------------------------------------------------------------------------
Class D                $544         $846         $1,171       $2,087
------------------------------------------------------------------------

These examples do not reflect the effects of the voluntary fee waivers currently in effect for the Fund.

                  MERRILL LYNCH MARYLAND MUNICIPAL BOND FUND                   7

Details About the Fund [ICON]


ABOUT THE PORTFOLIO MANAGER


Robert D. Sneeden is the Portfolio
Manager of the Fund and a Vice President of the Fund. Mr. Sneeden has been Vice
President and Portfolio Manager of Merrill
Lynch Investment Managers since 1994.


ABOUT THE MANAGER


The Fund is managed by Fund Asset
Management.

HOW THE FUND INVESTS
--------------------------------------------------------------------------------

The Fund's main objective is to seek income that is exempt from Federal and Maryland income taxes. The Fund invests primarily in long term, investment grade Maryland municipal bonds. These may be obligations of a variety of issuers including governmental entities or other qualifying issuers. Issuers may be located in Maryland or in other qualifying jurisdictions such as Puerto Rico, the U.S. Virgin Islands and Guam.

The Fund may invest in either fixed rate or variable rate obligations. At least 80% of the Fund's assets will be invested in investment grade securities. The Fund may invest up to 20% of its assets in high yield ("junk") bonds. These bonds are generally more speculative and involve greater price fluctuations than investment grade securities.

The Fund will invest at least 80% of its net assets in Maryland municipal bonds. Under normal conditions, the Fund's weighted average maturity will be more than ten years. For temporary periods, however, the Fund may invest up to 35% of its assets in short term tax exempt or taxable money market obligations, although the Fund will not generally invest more than 20% of its net assets in taxable money market obligations. As a temporary measure for defensive purposes, the Fund may invest without limitation in short term tax-exempt or taxable money market obligations. These short term investments may limit the potential for the Fund to achieve its objective.

The Fund may use derivatives including futures, options, indexed securities, inverse securities and swap agreements. Derivatives are financial instruments whose value is derived from another security or an index such as the Lehman Brothers Municipal Bond Index.

The Fund's investments may include private activity bonds that may subject certain shareholders to a Federal alternative minimum tax.

Maryland's economy is influenced by, among other things, developments in the state's leading areas of employment, which are services, retail and wholesale trade, government, and manufacturing. Although in 2000 Maryland had more residents employed in the service and Federal government sectors than the United States average, its per capita income in 2000 was significantly above the national average. Although Maryland's economy has been increasing in strength over the past few years, a continuing decline in the national economy, along with recent local and international developments, has had and could continue to have an adverse effect on Maryland's economy. The Manager believes that current economic conditions in Maryland will enable the Fund to continue to invest in high quality Maryland bonds.

8                 MERRILL LYNCH MARYLAND MUNICIPAL BOND FUND

Fund management considers a variety of factors when choosing investments, such as:

         . Credit Quality Of Issuers -- based on bond ratings and other factors including economic and financial conditions.

         . Yield Analysis -- takes into account factors such as the different yields o available on different types of obligations and the shape of the yield curve (longer term obligations typically have higher yields).

         . Maturity Analysis -- the weighted average maturity of the portfolio will be maintained within a desirable range as determined from time to time.
             Factors considered include portfolio activity, maturity of the supply of available bonds and the shape of the yield curve.

In addition, Fund management considers the availability of features that protect against an early call of a bond by the issuer.

INVESTMENT RISKS
--------------------------------------------------------------------------------

This section contains a summary discussion of the general risks of investing in the Fund. As with any mutual fund, there can be no guarantee that the Fund will meet its goals or that the Fund's performance will be positive for any period of time.

Bond Market And Selection Risk -- Bond market risk is the risk that the bond market will go down in value, including the possibility that the market will go down sharply and unpredictably. Selection risk is the risk that the securities that Fund management selects will underperform the market or other funds with similar investment objectives and investment strategies.

Credit Risk -- Credit risk is the risk that the issuer will be unable to pay the interest or principal when due. The degree of credit risk depends on both the financial condition of the issuer and the terms of the obligation.

Interest Rate Risk -- Interest rate risk is the risk that prices of municipal bonds generally increase when interest rates decline and decrease when interest rates increase. Prices of longer term securities generally change more in response to interest rate changes than prices of shorter term securities.

                  MERRILL LYNCH MARYLAND MUNICIPAL BOND FUND                   9

[ICON] Details About the Fund

State Specific Risk -- The Fund will invest primarily in Maryland municipal bonds. As a result, the Fund is more exposed to risks affecting issuers of Maryland municipal bonds than is a municipal bond fund that invests more widely. Although Maryland's economy grew over the past few years, a continuing decline in the national economy, along with recent domestic and international developments, has had and could continue to have an adverse effect on Maryland's economy and fiscal integrity. Maryland recently announced a $205 million budget cut, and indicated that more cutbacks might be necessary in the near future. Some State legislators have suggested that, even with such cuts, Maryland might face budget difficulties next year, which might require additional cuts or tax increases. Moody's, Standard & Poor's and Fitch currently rate the State of Maryland's general obligation bonds Aaa, AAA and AAA, respectively. Other State agencies, counties, and municipalities issue municipal obligations which do not constitute debts or pledges of the full faith and credit of the State of Maryland. The issuers of these obligations are subject to various economic risks and uncertainties, and the credit quality of the securities issued by them may vary considerably from the quality of obligations backed by the full faith and credit of the State.

Call And Redemption Risk -- A bond's issuer may call a bond for redemption before it matures. If this happens to a bond the Fund holds, the Fund may lose income and may have to invest the proceeds in bonds with lower yields.

Borrowing And Leverage -- The Fund may borrow for temporary emergency purposes including to meet redemptions. Borrowing may exaggerate changes in the net asset value of Fund shares and in the yield on the Fund's portfolio. Borrowing will cost the Fund interest expense and other fees. The costs of borrowing may reduce the Fund's return. Certain securities that the Fund buys may create leverage including, for example, when issued securities, forward commitments and options.

Risks associated with certain types of obligations in which the Fund may invest include:

General Obligation Bonds -- The faith, credit and taxing power of the issuer of a general obligation bond secures payment of interest and repayment of principal. Timely payments depend on the issuer's credit quality, ability to raise tax revenues and ability to maintain an adequate tax base.

Revenue Bonds -- Payments of interest and principal on revenue bonds are made only from the revenues generated by a particular class of

10                MERRILL LYNCH MARYLAND MUNICIPAL BOND FUND
facilities or the proceeds of a special tax or other revenue source. These payments depend on the money earned by the particular facility or class of facilities. Industrial development bonds are one type of revenue bond.

Industrial Development Bonds -- Municipalities and other public authorities issue industrial development bonds to finance development of industrial facilities for use by a private enterprise. The private enterprise pays the principal and interest on the bond, and the issuer does not pledge its faith, credit and taxing power for repayment. If the private enterprise defaults on its payments, the Fund may not receive any income or get its money back from the investment.

Moral Obligation Bonds -- Moral obligation bonds are generally issued by special purpose public authorities of a state or municipality. If the issuer is unable to meet its obligations, repayment of these bonds becomes a moral commitment, but not a legal obligation, of the state or municipality.

Municipal Notes -- Municipal notes are shorter term municipal debt obligations. They may provide interim financing in anticipation of tax collection, bond sales or revenue receipts. If there is a shortfall in the anticipated proceeds, the notes may not be fully repaid and the Fund may lose money.

Municipal Lease Obligations -- In a municipal lease obligation, the issuer agrees to make payments when due on the lease obligation. The issuer will generally appropriate municipal funds for that purpose, but is not obligated to do so. Although the issuer does not pledge its unlimited taxing power for payment of the lease obligation, the lease obligation is secured by the leased property. However, it may be difficult to sell the property and the proceeds of a sale may not cover the Fund's loss.

Insured Municipal Bonds -- Bonds purchased by the Fund may be covered by insurance that guarantees timely interest payments and repayment of principal on maturity. If a bond's insurer fails to fulfill its obligations or loses its credit rating, the value of the bond could drop. Insured bonds are subject to market risk.

Junk Bonds -- Junk bonds are debt securities that are rated below investment grade by the major rating agencies or are unrated securities that Fund management believes are of comparable quality. The Fund does not intend to purchase debt securities that are in default or that Fund management believes will be in default. Although junk bonds generally pay higher rates of interest than investment grade bonds, they are high risk investments that may cause income and principal losses for the Fund. Junk bonds generally are less liquid and experience more price volatility than

                  MERRILL LYNCH MARYLAND MUNICIPAL BOND FUND                  11

[ICON] Details About the Fund

higher rated debt securities. The issuers of junk bonds may have a larger amount of outstanding debt relative to their assets than issuers of investment grade bonds. In the event of an issuer's bankruptcy, claims of other creditors may have priority over the claims of junk bond holders, leaving few or no assets available to repay junk bond holders. Junk bonds may be subject to greater call and redemption risk than higher rated debt securities.

When Issued Securities, Delayed Delivery Securities And Forward Commitments -- When issued and delayed delivery securities and forward commitments involve the risk that the security the Fund buys will lose value prior to its delivery to the Fund. There also is the risk that the security will not be issued or that the other party will not meet its obligation, in which case the Fund loses the investment opportunity of the assets it has set aside to pay for the security and any gain in the security's price.

Variable Rate Demand Obligations -- Variable rate demand obligations (VRDOs) are floating rate securities that combine an interest in a long term municipal bond with a right to demand payment before maturity from a bank or other financial institution. If the bank or financial institution is unable to pay, the Fund may lose money.

Illiquid Securities -- The Fund may invest up to 15% of its assets in illiquid securities that it cannot easily sell within seven days at current value or that have contractual or legal restrictions on resale. If the Fund buys illiquid securities it may be unable to quickly sell them or may be able to sell them only at a price below current value.

Derivatives -- The Fund may use derivative instruments including indexed and inverse securities, options on portfolio positions, options on securities or other financial indices, financial futures and options on such futures, and swap agreements. Derivatives allow the Fund to increase or decrease its risk exposure more quickly and efficiently than other types of instruments.

Derivatives are volatile and involve significant risks, including:

     Credit Risk -- the risk that the counterparty (the party on the other side of the transaction) on a derivative transaction will be unable to honor its financial obligation to the Fund.

     Leverage Risk -- the risk associated with certain types of investments or trading strategies that relatively small market movements may result in large changes in the value of an investment. Certain investments or trading strategies that involve leverage can result in losses that greatly exceed the amount originally invested.

12                MERRILL LYNCH MARYLAND MUNICIPAL BOND FUND

     Liquidity Risk -- the risk that certain securities may be difficult or impossible to sell at the time that the seller would like or at the price that the seller believes the security is currently worth.

The Fund may use derivatives for hedging purposes including anticipatory hedges. Hedging is a strategy in which the Fund uses a derivative to offset the risks associated with other Fund holdings. While hedging can reduce losses, it can also reduce or eliminate gains or cause losses if the market moves in a different manner than anticipated by the Fund or if the cost of the derivative outweighs the benefit of the hedge. Hedging also involves the risk that changes in the value of the derivative will not match those of the holdings being hedged as expected by the Fund, in which case any losses on the holdings being hedged may not be reduced. There can be no assurance that the Fund's hedging strategy will reduce risk or that hedging transactions will be either available or cost effective. The Fund is not required to use hedging and may choose not to do so.

Indexed And Inverse Floating Rate Securities -- The Fund may invest in securities whose potential returns are directly related to changes in an underlying index or interest rate, known as indexed securities. The return on indexed securities will rise when the underlying index or interest rate rises and fall when the index or interest rate falls. The Fund may also invest in securities whose return is inversely related to changes in an interest rate (inverse floaters). In general, income on inverse floaters will decrease when short term interest rates increase and increase when short term interest rates decrease. Investments in inverse floaters may subject the Fund to the risks of reduced or eliminated interest payments and losses of principal. In addition, certain indexed securities and inverse floaters may increase or decrease in value at a greater rate than the underlying interest rate, which effectively leverages the Fund's investment. As a result, the market value of such securities will generally be more volatile than that of fixed rate, tax exempt securities. Indexed securities and inverse floaters are derivative securities and can be considered speculative.

STATEMENT OF ADDITIONAL INFORMATION
--------------------------------------------------------------------------------

If you would like further information about the Fund, including how it invests, please see the Statement of Additional Information.

                  MERRILL LYNCH MARYLAND MUNICIPAL BOND FUND                  13

Your Account [ICON]

MERRILL LYNCH SELECT PRICING(SM) SYSTEM
--------------------------------------------------------------------------------

The Fund offers four share classes, each with its own sales charge and expense structure, allowing you to invest in the way that best suits your needs. Each share class represents an ownership interest in the same investment portfolio. When you choose your class of shares you should consider the size of your investment and how long you plan to hold your shares. Your Merrill Lynch Financial Advisor can help you determine which share class is best suited to your personal financial goals.

For example, if you select Class A or Class D shares, you generally pay a sales charge at the time of purchase. If you buy Class D shares, you also pay an ongoing account maintenance fee of 0.10%. You may be eligible for a sales charge reduction or waiver.

Certain financial intermediaries may charge additional fees in connection with transactions in Fund shares. The Manager, the Distributor or their affiliates may make payments out of their own resources to selected securities dealers and other financial intermediaries for providing services intended to result in the sale of Fund shares or for shareholder servicing activities.

If you select Class B or Class C shares, you will invest the full amount of your purchase price, but you will be subject to a distribution fee of 0.25% on Class B shares or 0.35% on Class C shares and an account maintenance fee of 0.25% on both classes. Because these fees are paid out of the Fund's assets on an ongoing basis, over time these fees increase the cost of your investment and may cost you more than paying other types of sales charges. In addition, you may be subject to a deferred sales charge when you sell Class B or Class C shares.

The Fund's shares are distributed by FAM Distributors, Inc., an affiliate of Merrill Lynch. The Fund is a series of the Merrill Lynch Multi-State Municipal Series Trust.

14               MERRILL LYNCH MARYLAND MUNICIPAL BOND FUND

The table below summarizes key features of the Merrill Lynch Select Pricing(SM) System.

                Class A             Class B         Class C           Class D
-------------------------------------------------------------------------------------------
Availability    Limited to          Generally       Generally          Generally
                certain investors   available       available          available through
                including:          through         through Merrill    Merrill Lynch.
                . Current Class A   Merrill Lynch.  Lynch. Limited     Limited
                shareholders        Limited         availability       availability
                . Participants in   availability    through            through selected
                certain Merrill     through         selected           securities
                Lynch- sponsored    selected        securities         dealers and other
                programs            securities      dealers and        financial
                . Certain           dealers and     other financial    intermediaries.
                affiliates of       other           intermediaries.
                Merrill Lynch,      financial
                selected            intermediaries.
                securities
                dealers and other
                financial
                intermediaries.
-------------------------------------------------------------------------------------------
Initial Sales   Yes. Payable at     No. Entire      No. Entire         Yes. Payable at
Charge?         time of purchase.   purchase price  purchase price     time of purchase.
                Lower sales         is invested in  is invested in     Lower sales
                charges available   shares of the   shares of the      charges available
                for larger          Fund.           Fund.              for larger
                investments.                                           investments.
-------------------------------------------------------------------------------------------
Deferred        No. (May be         Yes. Payable    Yes. Payable if    No. (May be
Sales           charged for         if you redeem   you redeem         charged for
Charge?         purchases over $1   within four     within one year    purchases over $1
                million that are    years of        of purchase.       million that are
                redeemed within     purchase.                          redeemed within
                one year.)                                             one year.)
-------------------------------------------------------------------------------------------
Account         No.                 0.25% Account   0.25% Account      0.10% Account
Maintenance                         Maintenance     Maintenance        Maintenance Fee.
and                                 Fee. 0.25%      Fee. 0.35%         No Distribution
Distribution                        Distribution    Distribution       Fee.
Fees?                               Fee.            Fee.
-------------------------------------------------------------------------------------------
Conversion      No.                 Yes,            No.                N/A
to Class D                          automatically
shares?                             after
                                    approximately
                                    ten years.
-------------------------------------------------------------------------------------------

                  MERRILL LYNCH MARYLAND MUNICIPAL BOND FUND                  15

[ICON] Your Account

Right of Accumulation -- permits you to pay the sales charge that would apply to the cost or value (whichever is higher) of all shares you own in the Merrill Lynch mutual funds that offer Select pricing(SM) options.

Letter of Intent -- permits you to pay the sales charge that would be applicable if you add up all shares of Merrill Lynch Select Pricing(SM) System funds that you agree to buy within a 13 month period. Certain restrictions apply.

Class A and Class D Shares -- Initial Sales Charge Options

If you select Class A or Class D shares, you will pay a sales charge at the time of purchase as shown in the following table.
                                                                     Dealer
                           As a % of           As a % of          Compensation
Your Investment          Offering Price     Your Investment*        as a % of
                                                                  Offering Price
--------------------------------------------------------------------------------
Less than $25,000             4.00%               4.17%                 3.75%

$25,000 but less                                  3.90%
than $50,000                  3.75%                                     3.50%

$50,000 but less                                  3.36%
than $100,000                 3.25%                                     3.00%

$100,000 but less                                 2.56%
than $250,000                 2.50%                                     2.25%

$250,000 but less                                 1.52%
than $1,000,000               1.50%                                     1.25%

$1,000,000 and over**         0.00%               0.00%                 0.00%

  *  Rounded to the nearest one-hundredth percent.

 ** If you invest $1,000,000 or more in Class A or Class D shares, you may not pay an initial sales charge. In that case, the Manager compensates the selling dealer or other financial intermediary from its own funds. However, if you redeem your shares within one year after purchase, you may be charged a deferred sales charge. This charge is 1.00% of the lesser of the original cost of the shares being redeemed or your redemption proceeds.

No initial sales charge applies to Class A or Class D shares that you buy through reinvestment of dividends.

A reduced or waived sales charge on a purchase of Class A or Class D shares may apply for:

         .   Purchases under a Right of Accumulation or Letter of Intent

         .   TMA(SM) Managed Trusts

         .   Certain Merrill Lynch investment or central asset accounts

         . Purchases using proceeds from the sale of certain Merrill Lynch closed-end funds under certain circumstances

         . Certain investors, including directors or trustees of Merrill Lynch mutual funds and Merrill Lynch employees


16       MERRILL LYNCH MARYLAND MUNICIPAL BOND FUND

         . Certain fee-based programs of Merrill Lynch and other financial o intermediaries that have agreements with the Distributor or its affiliates

Only certain investors are eligible to buy Class A shares. Your Merrill Lynch Financial Advisor can help you determine whether you are eligible to buy Class A shares or to participate in any of these programs.

If you decide to buy shares under the initial sales charge alternative and you are eligible to buy both Class A and Class D shares, you should buy Class A since Class D shares are subject to a 0.10% account maintenance fee, while Class A shares are not.

If you redeem Class A or Class D shares and within 30 days buy new shares of the same class, you will not pay a sales charge on the new purchase amount. The amount eligible for this "Reinstatement Privilege" may not exceed the amount of your redemption proceeds. To exercise the privilege, contact your Merrill Lynch Financial Advisor, selected securities dealer, other financial intermediary or the Fund's Transfer Agent at 1-800-MER-FUND.

Class B and Class C Shares -- Deferred Sales Charge Options

If you select Class B or Class C shares, you do not pay an initial sales charge at the time of purchase. However, if you redeem your Class B shares within four years after purchase, or your Class C shares within one year after purchase, you may be required to pay a deferred sales charge. You will also pay distribution fees of 0.25% for Class B shares and 0.35% for Class C shares and account maintenance fees of 0.25% for Class B and Class C shares each year under distribution plans that the Fund has adopted under Rule 12b-1. Because these fees are paid out of the Fund's assets on an ongoing basis, over time these fees increase the cost of your investment and may cost you more than paying other types of sales charges. The Distributor uses the money that it receives from the deferred sales charges and the distribution fees to cover the costs of marketing, advertising and compensating the Merrill Lynch Financial Advisor, selected securities dealer or other financial intermediary who assists you in purchasing Fund shares.

         MERRILL LYNCH MARYLAND MUNICIPAL BOND FUND                       17

[ICON] Your Account

Class B Shares

If you redeem Class B shares within four years after purchase, you may be charged a deferred sales charge. The amount of the charge gradually decreases as you hold your shares over time, according to the following schedule:

              Years Since Purchase                   Sales Charge*

              0 - 1                                      4.00%

              1 - 2                                      3.00%

              2 - 3                                      2.00%

              3 - 4                                      1.00%

              4 and thereafter                           0.00%



  * The percentage charge will apply to the lesser of the original cost of the shares being redeemed or the proceeds of your redemption. Shares acquired through reinvestment of dividends are not subject to a deferred sales charge. Not all Merrill Lynch funds have identical deferred sales charge schedules. If you exchange your shares for shares of another fund, the higher charge will apply.

The deferred sales charge relating to Class B shares may be reduced or waived in certain circumstances, such as:

       . Redemption in connection with participation in certain fee-based programs of Merrill Lynch or other financial intermediaries that have agreements with the Distributor or its affiliates, or in connection with involuntary termination of an account in which Fund shares are held

       . Withdrawals resulting from shareholder death or disability as long as the waiver request is made within one year of death or disability or, if later, reasonably promptly following completion of probate

       . Withdrawal through the Merrill Lynch Systematic Withdrawal Plan of up to 10% per year of your Class B account value at the time the plan is established

Your Class B shares convert automatically into Class D shares approximately ten years after purchase. Any Class B shares received through reinvestment of dividends paid on converting shares will also convert at that time. Class D shares are subject to lower annual expenses than Class B shares. The conversion of Class B to Class D shares is not a taxable event for Federal income tax purposes.

18       MERRILL LYNCH MARYLAND MUNICIPAL BOND FUND

Different conversion schedules apply to Class B shares of different Merrill Lynch mutual funds. For example, Class B shares of a fixed-income fund typically convert approximately ten years after purchase compared to approximately eight years for equity funds. If you acquire your Class B shares in an exchange from another fund with a shorter conversion schedule, the Fund's ten year conversion schedule will apply. If you exchange your Class B shares in the Fund for Class B shares of a fund with a longer conversion schedule, the other fund's conversion schedule will apply. The length of time that you hold both the original and exchanged Class B shares in both funds will count toward the conversion schedule. The conversion schedule may be modified in certain other cases as well.

Class C Shares

If you redeem Class C shares within one year after purchase, you may be charged a deferred sales charge of 1.00%. The charge will apply to the lesser of the original cost of the shares being redeemed or the proceeds of your redemption. You will not be charged a deferred sales charge when you redeem shares that you acquire through reinvestment of Fund dividends. The deferred sales charge relating to Class C shares may be reduced or waived in connection with involuntary termination of an account in which Fund shares are held and withdrawals through the Merrill Lynch Systematic Withdrawal Plan.

Class C shares do not offer a conversion privilege.

         MERRILL LYNCH MARYLAND MUNICIPAL BOND FUND                        19

[ICON] Your Account

HOW TO BUY, SELL, TRANSFER AND EXCHANGE SHARES


   The chart on the following pages summarizes how to buy, sell, transfer and exchange shares through Merrill Lynch, a selected securities dealer, broker, investment adviser, service provider or other financial intermediary. You may also buy shares through the Transfer Agent. To learn more about buying, selling, transferring and exchanging shares through the Transfer Agent, call 1-800-MER-FUND. Because the selection of a mutual fund involves many considerations, your Merrill Lynch Financial Advisor may help you with this decision.

Because of the high costs of maintaining smaller shareholder accounts, the Fund may redeem the shares in your account (without charging any deferred sales charge) if the net asset value of your account falls below $500 due to redemptions you have made. You will be notified that the value of your account is less than $500 before the Fund makes an involuntary redemption. You will then have 60 days to make an additional investment to bring the value of your account to at least $500 before the Fund takes any action. This involuntary redemption does not apply to retirement plans or Uniform Gifts or Transfers to Minors Act accounts.

20       MERRILL LYNCH MARYLAND MUNICIPAL BOND FUND

If You Want to    Your Choices                  Information Important for You to Know


Buy Shares        First, select the share       Refer to the Merrill Lynch Select
                  class appropriate for you     Pricing(SM) table on page 15. Be sure to
                                                read this Prospectus carefully.


                  Next, determine the amount    The minimum initial investment for the
                  of your investment            Fund is $1,000 for all accounts except
                                                that certain Merrill Lynch fee-based
                                                programs have a $250 initial minimum investment.

                                                (The minimums for initial investments
                                                may be waived under certain circumstances.)

                  Have your Merrill Lynch       The price of your shares is based on
                  Financial Advisor, selected   the next calculation of net asset value
                  securities dealer or other    after your order is placed. Any
                  financial intermediary        purchase orders placed prior to the
                  submit your purchase          close of business on the New York Stock
                  order                         Exchange (generally 4:00 p.m. Eastern
                                                time) will be priced at the net asset value
                                                determined that day. Certain financial
                                                intermediaries, however, may require submission
                                                of orders prior to that time.

                                                Purchase orders placed after
                                                that time will be priced at the
                                                net asset value determined on
                                                the next business day. The Fund
                                                may reject any order to buy
                                                shares and may suspend the sale
                                                of shares at any time. Selected
                                                securities dealers or other
                                                financial intermediaries,
                                                including Merrill Lynch, may
                                                charge a processing fee to
                                                confirm a purchase. Merrill
                                                Lynch currently charges a fee of
                                                $5.35.

                  Or contact the Transfer       To purchase shares directly, call the
                  Agent                         Transfer Agent at 1-800-MER-FUND and
                                                request a purchase application.
                                                Mail the completed purchase
                                                application to the Transfer
                                                Agent at the address on the
                                                inside back cover of this
                                                Prospectus.

Add to Your       Purchase additional shares    The minimum investment for additional
Investment                                      purchases is generally $50 except that
                                                certain programs, such as automatic
                                                investment plans, may have higher
                                                minimums.

                                                (The minimum for additional purchases may be
                                                waived under certain circumstances.)

                  Acquire additional shares     All dividends are automatically
                  through the automatic         reinvested without a sales charge.
                  dividend reinvestment plan

                  Participate in the            You may invest a specific amount on a
                  automatic investment plan     periodic basis through certain Merrill
                                                Lynch investment or central
                                                asset accounts.

Transfer Shares   Transfer to a participating   You may transfer your Fund shares
to Another        securities dealer or other    only to another securities dealer that
Securities        financial intermediary        has entered into an agreement with the
Dealer or Other                                 Distributor. Certain shareholder
Financial                                       services may not be available for the
Intermediary                                    transferred shares. You may only
                                                purchase additional shares of funds
                                                previously owned before the transfer.
                                                All future trading of these assets must
                                                be coordinated by the receiving
                                                firm.

                  Transfer to a                 You must either:
                  non-participating             . Transfer your shares to an account
                  securities dealer or other    with the Transfer Agent; or
                  financial intermediary        . Sell your shares, paying any
                                                applicable deferred sales charge.

         MERRILL LYNCH MARYLAND MUNICIPAL BOND FUND                      21

[ICON] Your Account

If You Want to     Your Choices          Information Important for You to Know

Sell Your Shares   Have your             The price of your shares is based on the next
                   Merrill Lynch         calculation of net asset value after your
                   Financial Advisor,    order is placed. For your redemption request
                   selected securities   to be priced at the net asset value on the day
                   dealer or other       of your request, you must submit your request
                   financial             to your dealer or other financial intermediary
                   intermediary submit   prior to that day's close of business on the
                   your sales            New York Stock Exchange (generally 4:00 p.m.
                   order                 Eastern time). Certain financial
                                         intermediaries, however, may require
                                         submission of orders prior to that
                                         time. Any redemption request placed
                                         after that time will be priced at the
                                         net asset value at the close of
                                         business on the next business day.

                                         Securities dealers or other financial
                                         intermediaries, including Merrill
                                         Lynch, may charge a fee to process a
                                         redemption of shares. Merrill Lynch
                                         currently charges a fee of $5.35. No
                                         processing fee is charged if you redeem
                                         shares directly through the Transfer
                                         Agent.

                                         The Fund may reject an order to sell
                                         shares under certain circumstances.

                   Sell through the      You may sell shares held at the Transfer
                   Transfer Agent        Agent by writing to the Transfer Agent at the
                                         address on the inside back cover of
                                         this prospectus. All shareholders on
                                         the account must sign the letter. A
                                         signature guarantee will generally be
                                         required but may be waived in certain
                                         limited circumstances. You can obtain a
                                         signature guarantee from a bank,
                                         securities dealer, securities broker,
                                         credit union, savings association,
                                         national securities exchange or
                                         registered securities association. A
                                         notary public seal will not be
                                         acceptable. If you hold stock
                                         certificates, return the certificates
                                         with the letter. The Transfer Agent
                                         will normally mail redemption proceeds
                                         within seven days following receipt of
                                         a properly completed request. If you
                                         make a redemption request before the
                                         Fund has collected payment for the
                                         purchase of shares, the Fund or the
                                         Transfer Agent may delay mailing your
                                         proceeds. This delay will usually not
                                         exceed ten days.

                                         You may also sell shares held at the
                                         Transfer Agent by telephone request if
                                         the amount being sold is less than
                                         $50,000 and if certain other conditions
                                         are met. Contact the Transfer Agent at
                                         1-800-MER-FUND for details.

Sell Shares        Participate in the    You can choose to receive systematic
Systematically     Fund's Systematic     payments from your Fund account either by
                   Withdrawal Plan       check or through direct deposit to your bank
                                         account on a monthly or quarterly basis. If
                                         you hold your Fund shares in a Merrill Lynch
                                         CMA(R) or CBA(R) Account you can arrange for
                                         systematic redemptions of a fixed dollar
                                         amount on a monthly, bi-monthly, quarterly,
                                         semi-annual or annual basis, subject to
                                         certain conditions. Under either method you
                                         must have dividends automatically reinvested.
                                         For Class B and Class C shares your total
                                         annual withdrawals cannot be more than 10% per
                                         year of the value of your shares at the time
                                         your plan is established. The deferred sales
                                         charge is waived for systematic redemptions.
                                         Ask your Merrill Lynch Financial Advisor or
                                         other financial intermediary for details.

22       MERRILL LYNCH MARYLAND MUNICIPAL BOND FUND

If You Want to      Your Choices         Information Important for You to Know

Exchange Your       Select the fund      You can exchange your shares of the Fund for
Shares              into which you       shares of many other Merrill Lynch mutual
                    want to exchange.    funds. You must have held the shares used in
                    Be sure to read      the exchange for at least 15 calendar days
                    that fund's          before you can exchange to another fund.
                    prospectus
                                         Each class of Fund shares is generally
                                         exchangeable for shares of the same
                                         class of another fund. If you own Class
                                         A shares and wish to exchange into a
                                         fund in which you have no Class A
                                         shares (and are not eligible to
                                         purchase Class A shares), you will
                                         exchange into Class D shares.

                                         Some of the Merrill Lynch mutual
                                         funds impose a different initial or
                                         deferred sales charge schedule. If you
                                         exchange Class A or Class D shares for
                                         shares of a fund with a higher initial
                                         sales charge than you originally paid,
                                         you will be charged the difference at
                                         the time of exchange. If you exchange
                                         Class B shares for shares of a fund
                                         with a different deferred sales charge
                                         schedule, the higher schedule will
                                         generally apply. The time you hold
                                         Class B or Class C shares in both funds
                                         will count when determining your
                                         holding period for calculating a
                                         deferred sales charge at redemption. If
                                         you exchange Class A or Class D shares
                                         for money market fund shares, you will
                                         receive Class A shares of Summit Cash
                                         Reserves Fund. Class B or Class C
                                         shares of the Fund will be exchanged
                                         for Class B shares of Summit.

                                         To exercise the exchange privilege
                                         contact your Merrill Lynch Financial
                                         Advisor or other financial intermediary
                                         or call the Transfer Agent at
                                         1-800-MER-FUND.

                                         Although there is currently no limit on
                                         the number of exchanges that you can
                                         make, the exchange privilege may be
                                         modified or terminated at any time in
                                         the future.

Short-term or excessive trading into and out of the Fund may harm performance by disrupting portfolio management strategies and by increasing expenses. Accordingly, the Fund may reject any purchase orders, including exchanges, particularly from market timers or investors who, in Fund management's opinion, have a pattern of short-term or excessive trading or whose trading has been or may be disruptive to the Fund. For these purposes, Fund management may consider an investor's trading history in that Fund or other Merrill Lynch funds, and accounts under common ownership or control.

         MERRILL LYNCH MARYLAND MUNICIPAL BOND FUND                       23

[ICON] Your Account

Net Asset Value -- the market value of the Fund's total assets after deducting liabilities, divided by the number of shares outstanding.

HOW SHARES ARE PRICED

When you buy shares, you pay the net asset value, plus any applicable sales charge. This is the offering price. Shares are also redeemed at their net asset value, minus any applicable deferred sales charge. The Fund calculates its net asset value (generally by using market quotations) each day the New York Stock Exchange is open, as of the close of business on the Exchange based on prices at the time of closing. The Exchange generally closes at 4:00 p.m. Eastern time. The net asset value used in determining your share price is the next one calculated after your purchase or redemption order is placed.

The Fund may accept orders from certain authorized financial intermediaries or their designees. The Fund will be deemed to receive an order when accepted by the intermediary or designee and the order will receive the net asset value next computed by the Fund after such acceptance. If the payment for a purchase order is not made by a designated later time, the order will be canceled and the financial intermediary could be held liable for any losses.

Generally, Class A shares will have the highest net asset value because that class has the lowest expenses, and Class D shares will have a higher net asset value than Class B or Class C shares. Class B shares will have a higher net asset value than Class C shares because Class B shares have lower distribution expenses than Class C shares. Also dividends paid on Class A and Class D shares will generally be higher than dividends paid on Class B and Class C shares because Class A and Class D shares have lower expenses.

PARTICIPATION IN FEE-BASED PROGRAMS


If you participate in certain fee-based programs offered by Merrill Lynch or other financial intermediaries, you may be able to buy Class A shares at net asset value, including by exchanges from other share classes. Sales charges on the shares being exchanged may be reduced or waived under certain circumstances.

24       MERRILL LYNCH MARYLAND MUNICIPAL BOND FUND

Dividends -- exempt interest, ordinary income and capital gains paid to shareholders. Dividends may be reinvested in additional Fund shares as they are paid.

You generally cannot transfer shares held through a fee-based program into another account. Instead, you will have to redeem your shares held through the program and purchase shares of another class, which may be subject to distribution and account maintenance fees. This may be a taxable event and you will pay any applicable sales charges.

If you leave one of these programs, your shares may be redeemed or automatically exchanged into another class of Fund shares or into a money market fund. The class you receive may be the class you originally owned when you entered the program, or in certain cases, a different class. If the exchange is into Class B shares, the period before conversion to Class D shares may be modified. Any redemption or exchange will be at net asset value. However, if you participate in the program for less than a specified period, you may be charged a fee in accordance with the terms of the program.

Details about these features and the relevant charges are included in the client agreement for each fee-based program and are available from your Merrill Lynch Financial Advisor, selected securities dealer or other financial intermediary.

DIVIDENDS AND TAXES


The Fund will distribute net investment income monthly and net realized capital gains at least annually. The Fund may also pay a special distribution at the end of the calendar year to comply with Federal tax requirements. If you would like to receive dividends in cash, contact your Merrill Lynch Financial Advisor, selected securities dealer or other financial intermediary or the Transfer Agent.

To the extent that the dividends distributed by the Fund are from municipal bond interest income, they are exempt from Federal income tax but may be subject to state or local income taxes. Interest income from other investments may produce taxable dividends. Dividends derived from capital gains realized by the Fund will be subject to Federal tax. Certain investors may be subject to a Federal alternative minimum tax on dividends received from the Fund. To the extent that the dividends distributed by the Fund are derived from Maryland municipal bond interest income or from gains from Maryland municipal bonds (other than obligations issued by U.S. possessions), they are also exempt from Maryland income taxes; distributions derived from

         MERRILL LYNCH MARYLAND MUNICIPAL BOND FUND                       25

[ICON] Your Account

"BUYING A DIVIDEND"


You may want to avoid buying shares shortly before the Fund pays a dividend, although the impact on you will be significantly less than if you were invested in a fund paying fully taxable dividends. The reason? If you buy shares when a fund has realized but not yet distributed taxable ordinary income (if any) or capital gains, you will pay the full price for the shares and then receive a portion of the price back in the form of a taxable dividend. Before investing you may want to consult your tax adviser.

other types of income are generally subject to Maryland income taxes. If you are subject to income tax in a state other than Maryland, the dividends derived from Maryland municipal bonds generally will not be exempt from income tax in that state.

Generally, within 60 days after the end of the Fund's taxable year, you will be informed of the amount of exempt-interest dividends, ordinary income dividends and capital gain dividends you received that year. Capital gain dividends are taxable as long term capital gains to you, regardless of how long you have held your shares. The tax treatment of dividends from the Fund is the same whether you choose to receive dividends in cash or to have them reinvested in shares of the Fund.

By law, your dividends and redemption proceeds will be subject to a withholding tax if you have not provided a taxpayer identification number or social security number or if the number you have provided is incorrect.

If you redeem Fund shares or exchange them for shares of another fund, you generally will be treated as having sold your shares and any gain on the transaction may be subject to tax. Capital gains are generally taxed at different rates than ordinary income dividends.

This section summarizes some of the consequences of an investment in the Fund under current Federal and Maryland tax laws. It is not a substitute for personal tax advice. You should consult your personal tax adviser about the potential tax consequences to you of an investment in the Fund under all applicable tax laws.

26       MERRILL LYNCH MARYLAND MUNICIPAL BOND FUND

Management of the Fund [ICON]

FUND ASSET MANAGEMENT

Fund Asset Management, the Fund's Manager, manages the Fund's investments and its business operations under the overall supervision of the Trust's Board of Trustees. The Manager has the responsibility for making all investment decisions for the Fund. The Fund pays the Manager a fee at the annual rate of 0.55% of the average daily net assets of the Fund for the first $500 million; 0.525% of the average daily net assets from $500 million to $1 billion; and 0.50% of the average daily net assets above $1 billion. For the fiscal year ended July 31, 2001, the Manager received a fee equal to 0.55% of the Fund's average daily net assets, but the Manager voluntarily waived a portion of the management fee due for the fiscal year.

Fund Asset Management was organized as an investment adviser in 1977 and offers investment advisory services to more than 50 registered investment companies. Fund Asset Management and its affiliates had approximately $506 billion in investment company and other portfolio assets under management as of September 2001.

         MERRILL LYNCH MARYLAND MUNICIPAL BOND FUND                 27

[ICON] Management of the Fund

FINANCIAL HIGHLIGHTS

   The Financial Highlights table is intended to help you understand the Fund's financial performance for the periods shown. Certain information reflects financial results for a single Fund share. The total returns in the table represent the rate an investor would have earned or lost on an investment in the Fund (assuming reinvestment of all dividends). The information has been audited by Deloitte & Touche LLP, whose report, along with the Fund's financial statements, is included in the Fund's Annual Report, which is available upon request.

                                              Class A                                   Class B
                                   ------------------------------------     --------------------------------------
                                        For the Year Ended July 31,               For the Year Ended July 31,
                                   ------------------------------------     --------------------------------------
Increase (Decrease) in
Net Asset Value:                   2001     2000   1999    1998    1997      2001      2000    1999    1998       1997
----------------------------------------------------------------------------------------------------------------------
Per Share Operating

Performance

Net asset value,
beginning of year                $ 9.40  $ 9.56  $ 9.80    $ 9.66  $ 9.21  $   9.40  $  9.56   $ 9.80  $  9.66  $  9.21

Investment income-- net             .44     .45     .43       .47     .48       .39      .40      .38      .42      .43


Realized and unrealized
gain (loss) on
investments-- net                   .43    (.16)   (.24)      .14     .45       .43     (.16)    (.24)     .14      .45

Total from investment
operations                          .87     .29     .19       .61     .93       .82      .24      .14      .56      .88


Less dividends from
investment
income-- net                       (.44)   (.45)   (.43)     (.47)   (.48)     (.39)    (.40)    (.38)    (.42)    (.43)

Net asset value, end of year     $ 9.83  $ 9.40  $ 9.56    $ 9.80  $ 9.66  $   9.83  $  9.40   $ 9.56  $  9.80  $  9.66

Total Investment Return:*

Based on net asset value per
share                              9.43%   3.19%   1.87%     6.46%  10.35%     8.88%    2.67%    1.36%    5.92%    9.79%

Ratios to Average Net Assets:

Expenses, net of
reimbursement                      1.06%    .91%    .94%      .73%    .47%     1.57%    1.42%    1.45%    1.23%     .97%

Expenses                           1.36%   1.21%   1.26%     1.21%   1.32%     1.87%    1.72%    1.77%    1.72%    1.82%


Investment income-- net            4.56%   4.82%   4.35%     4.80%   5.11%     4.04%    4.31%    3.84%    4.29%    4.59%

Supplemental Data:

Net assets, end of year (in
thousands)                      $ 1,788  $1,771  $2,309    $2,303  $1,928  $ 21,655  $19,257  $24,775  $23,306  $21,851

Portfolio turnover                37,69% $35.57%  30.98%    88.89%  94.90%    37.69%   35.57%   30.98%   88.89%   94.90%

  *Total investment returns exclude the effects of sales charges.

28       MERRILL LYNCH MARYLAND MUNICIPAL BOND FUND

FINANCIAL HIGHLIGHTS (concluded)

                                                    Class C                                           Class D
--------------------------------------------------------------------------------------------------------------------------
                                         For the Year Ended July 31,                        For the Year Ended July 31,
                                      --------------------------------------------    ------------------------------------
Increase (Decrease) in
Net Asset Value:                      2001      2002       1999       1998      1997      2001      2000     1999     1998     1997
-----------------------------------------------------------------------------------------------------------------------------------
Per Share Operating
Performance:

Net asset value, beginning of year  $  9.40  $  9.56    $  9.80    $  9.67   $  9.22   $   9.39   $  9.55   $  9.80  $ 9.66  $ 9.21

Investment income-- net                 .38      .39        .37        .41       .42        .43       .44       .42     .46     .47


Realized and unrealized gain
(loss) on investments-- net             .44     (.16)      (.24)       .13       .45        .44      (.16)     (.25)    .14     .45

Total from investment
operations                              .82      .23        .13        .54       .87        .87       .28       .17     .60     .92

Less dividends from investment
income-- net                           (.38)    (.39)      (.37)      (.41)     (.42)      (.43)     (.44)     (.42)   (.46)   (.47)

Net asset value, end of year        $  9.84  $  9.40    $  9.56    $  9.80   $  9.67   $   9.83   $  9.39   $  9.55  $ 9.80  $ 9.66

Total Investment Return:*

Based on net asset value per
share                                  8.87%    2.57%      1.26%      5.70%     9.67%      9.44%     3.09%     1.67%   6.35%  10.24%

Ratios to Average Net Assets:

Expenses, net of reimbursement         1.67%    1.52%      1.56%      1.34%     1.07%      1.17%     1.01%     1.04%    .83%    .56%

Expenses                               1.97%    1.82%      1.88%      1.82%     1.92%      1.47%     1.31%     1.36%   1.31%   1.41%

Investment income-- net                3.94%    4.19%      3.73%      4.19%     4.47%      4.42%     4.73%     4.25%   4.70%   5.00%

Supplemental Data:

Net assets, end of year (in
thousands)                          $ 2,204  $ 2,002   $  2,762    $ 2,307   $ 2,038   $  1,726   $   978   $ 1,091  $1,107  $  883

Portfolio turnover                    37.69%   35.57%     30.98%     88.89%    94.90%     37.69%    35.57%    30.98%  88.89%  94.90%

  *  Total investment returns exclude the effects of sales charges.

         MERRILL LYNCH MARYLAND MUNICIPAL BOND FUND                     29

                               POTENTIAL
                               INVESTORS

[1]                                                             [2]

                          Open an account (two
                               options).

   MERRILL LYNCH                                 TRANSFER AGENT
  FINANCIAL ADVISOR                        Financial Data Services, Inc.
OR SECURITIES DEALER
                                            ADMINISTRATIVE OFFICES
Advises shareholders on their              4800 Deer Lake Drive East
     Fund investments.                  Jacksonville, Florida 32246-6484

                                               MAILING ADDRESS
                                               P.O. Box 45289
                                            Jacksonville, Florida
                                                 32232-5289

                                           Performs recordkeeping
                                           and reporting services.

                                  DISTRIBUTOR


                             AM Distributors, Inc.
                                 P.O. Box 9081
                             Princeton, New Jersey
                                  08543-9081


                           Arranges for the sale of
                                 Fund shares.



     COUNSEL                      THE FUND               CUSTODIAN

Sidley Austin Brown         The Board of Trustees     State Street Bank
    & Wood LLP                oversees the Fund.      and Trust Company
 875 Third Avenue                                        P.O. Box 351
New York, New York 10022                          Boston, Massachusetts 02101


Provides legal advice to the                       Holds the Fund's assets for
          Fund.                                            safekeeping.

INDEPENDENT AUDITORS              ACCOUNTING             MANAGER
                               SERVICES PROVIDER
Deloitte & Touche LLP                               Fund Asset Management, L.P.
Two World Financial          State Street Bank
     Center                  and Trust Company        ADMINISTRATIVE OFFICES
New York, New York 10281-    500 College Road East     800 Scudders Mill Road
         1008                Princeton, New Jersey  Plainsboro, New Jersey 08536
                                     08540
Audits the financial                                     MAILING ADDRESS
 statements of the            Provides certain           P.O. Box 9011
 Fund on behalf of               accounting              Princeton, New Jersey
 the shareholders.          services to the Fund.        08543-9011

                                                         TELEPHONE NUMBER
                                                         1-800-MER-FUND

                                                   Manages the Fund's day-to-day
                                                            activities.

                  MERRILL LYNCH MARYLAND MUNICIPAL BOND FUND

For More Information [ICON]


Shareholder Reports

Additional information about the Fund's investments is available in the Fund's annual and semi-annual reports to shareholders. In the Fund's annual report you will find a discussion of the market conditions and investment strategies that significantly affected the Fund's performance during its last fiscal year. You may obtain these reports at no cost by calling 1-800-MER-FUND.

The Fund will send you one copy of each shareholder report and certain other mailings, regardless of the number of Fund accounts you have. To receive separate shareholder reports for each account, call your Merrill Lynch Financial Advisor or other financial intermediary, or write to the Transfer Agent at its mailing address. Include your name, address, tax identification number and Merrill Lynch brokerage or mutual fund account number. If you have any questions, please call your Merrill Lynch Financial Advisor or other financial intermediary, or call the Transfer Agent at 1-800-MER-FUND.

Statement of Additional Information

The Fund's Statement of Additional Information contains further information about the Fund and is incorporated by reference (legally considered to be part of this prospectus). You may request a free copy by writing the Fund at Financial Data Services, Inc., P.O. Box 45289, Jacksonville, Florida 32232-5289 or by calling 1-800-MER-FUND.

Contact your Merrill Lynch Financial Advisor or other financial intermediary, or contact the Fund at the telephone number or address indicated above if you have any questions.

Information about the Fund (including the Statement of Additional Information) can be reviewed and copied at the SEC's Public Reference Room in Washington, D.C. Call 1-202-942-8090 for information on the operation of the public reference room. This information is also available on the SEC's Internet site at http://www.sec.gov and copies may be obtained upon payment of a duplicating fee by electronic request at the following e-mail address:

publicinfo@sec.gov, or by writing the Public Reference Section of the SEC, Washington, D.C. 20549-0102.


You should rely only on the information contained in this Prospectus. No one is authorized to provide you with information that is different from information contained in this Prospectus.

Investment Company Act file #811-4375 Code #16858-11-01 (C)Fund Asset Management, L.P.

                                  Prospectus

[LOGO] Merrill Lynch
Investment Managers

Merrill Lynch Maryland Municipal Bond Fund of Merrill Lynch Multi-State Municipal Series Trust

                                                          November 14, 2001